Exhibit (p)

BROADSTONE REAL ESTATE ACCESS FUND, INC.

SEED CAPITAL INVESTMENT AGREEMENT

THIS SEED CAPITAL INVESTMENT AGREEMENT (this “Agreement”) is made this [•] day of [•], 2018, by and between Broadstone Real Estate Access Fund, a Delaware statutory trust, (the “Fund”), and Broadstone Real Estate, LLC, a New York limited liability company (the “Contributor”).

WHEREAS, Section 14(a) of the Investment Company Act of 1940, as amended, requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities, unless certain other arrangements have been met; and

WHEREAS, the Contributor desires to invest seed capital into the Fund and the Fund desires to issue Class I Shares of beneficial interest, par value $0.01 per share (the “Class I Shares”), in consideration therefor subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Offer and Purchase.

a.	The Fund offers to the Contributor, and the Contributor agrees to purchase 10,000 Class I Shares of the Fund, for a purchase price of $10.00 per Class I Share, with no selling commissions. The Fund agrees to issue the Class I Shares upon receipt from the Contributor of $100,000.00, pursuant to the wire instructions set forth in Exhibit A hereto.

b.	This subscription will be payable and the Class I Shares subscribed for in this Agreement will be issued prior to the effective date of the registration of the Class I Shares under the Securities Act of 1933, as amended (the “Act”).

2.	Representation by the Contributor.

a.	The Contributor agrees that: (i) the Class I Shares have not been registered under the Securities Act of 1933, as amended; (ii) the sale of the Class I Shares to the Contributor is in reliance on the sale being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, reliance on such exemption is predicated on the Contributor’s representation, which the Contributor hereby confirms, that the Contributor is acquiring the Class I Shares for investment and for the Contributor’s own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Class I Shares or of any interest therein or with the current intention to redeem the Class I Shares. The Contributor hereby agrees that the Contributor will not sell, assign or transfer the Class I Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Class I Shares have been registered under the Securities Act of 1933, as amended, or the Fund has received an opinion of counsel indicating that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

b.	The Contributor has either consulted its own investment adviser, attorney or accountant about the investment and proposed purchase of Class I Shares and its suitability to it or chosen not to do so, despite the recommendation of that course of action by the Fund.

c.	The Contributor has received a copy of the forms of the Charter and Bylaws of the Fund, as well as a copy of the Registration Statement on file with the Securities and Exchange Commission, and understands the risks of, and other considerations relating to, a purchase of Class I Shares.

d.	The Contributor (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of Class I Shares and of the business contemplated by the Fund and is capable of evaluating the risks and merits of purchasing Class I Shares and, in making a decision to proceed with this investment, has not relied upon any representations, warranties or agreements, other than those set forth in this Agreement and (ii) can bear the economic risk of an investment in the Fund for an indefinite period of time, and can afford to suffer the complete loss thereof.

e.	The Contributor has been given access to, and prior to the execution of this Agreement was provided with an opportunity to ask questions of, and receive answers from, the Fund or any of its principals concerning the terms and conditions of the offering of Class I Shares, and to obtain any other information which the Contributor and its investment representative(s) and professional advisor(s) requested with respect to the Fund and the investment in the Fund by the Contributor in order to evaluate the Contributor’s investment and verify the accuracy of all information furnished to the Contributor regarding the Fund. All such questions, if asked, were answered satisfactorily and all information or documents provided were found to be satisfactory.

f.	The Contributor has evaluated the risks involved with investing in the Class I Shares and has determined that the Class I Shares are a suitable investment. Specifically, the amount of the investments the Contributor has in, and the Contributor’s commitments to, all similar investments that are illiquid is reasonable in relation to such entity’s net worth, both before and after the purchase of the Class I Shares pursuant to this Agreement.

g.	No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the Contributor’s part is required for the execution and delivery of this Agreement by the Contributor or the performance of the Contributor’s obligations and duties hereunder.

h.	Notwithstanding any other provision or representation within this Agreement, the Contributor may direct one of its affiliates to purchase and retain the Class I Shares on its behalf. In the event that an affiliate purchases and retains the Class I Shares on behalf of the Contributor the representations and understandings made by the Contributor herein shall be deemed to have been made by the affiliate purchasing the Class I Shares on the Contributor’s behalf.

3.	No Right of Assignment.

The Contributor’s right under this Agreement to purchase the Class I Shares is not assignable. For the avoidance of doubt, however, the Contributor may direct one of its affiliates to purchase and retain the Class I Shares on its behalf.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

Broadstone Real Estate Access Fund

By:

Name:
Title:

Broadstone Real Estate, LLC

By:

Name:
Title:

Exhibit A

Wires Instructions for Broadstone Real Estate Access Fund, Inc.